Exhibit 10.1

Early Termination Agreement

Party A: Prime World International Holdings Ltd., Taiwan Branch

Party B: Chailease Finance Co., Ltd.

Party A and Party B has entered into a ”Finance Lease Agreement”, No. A1603040AB (hereinafter referred to as the “Original Agreement”). Upon thorough discussion, both parties hereby agree to terminate the Original Agreement before expiration (hereinafter referred to as “Early Termination”) pursuant to terms and conditions below:

Article 1 The duration of the Original Agreement is from March 31, 2016 to March 31, 2019. Both parties agree to terminate the Original Agreement on October 6, 2017 due to the business change of Party A. All other effective contracts documents between both parties shall in no event be affected or impaired. New business plan or cooperation demand in the future shall be negotiated amicably by both parties, if any.

Article 2 After confirming the settlement mutually and through thorough negotiation, both parties agree that Party A shall pay off New Taiwan Dollars 124,788,007 for Early Termination, including the undue rent, liquidated damages and any and all costs and expenses arising from Early Termination.

Article 3 Party B agrees to transfer and Party A shall obtain the title to the lease objects under Original Agreement as of the date Party A has paid off the amount pursuant to Article 2.

Article 4 This agreement is made in duplicate, with Party A and Party B holding one respectively. Any amendments to this agreement shall be valid only with written consent mutually signed by both parties.

Party A: Prime World International Holdings Ltd., Taiwan Branch

Representative: Shu-Hua (Joshua) Yeh

Address: No.18,Gong 4th Rd., Linkou District, New Taipei City, Taiwan

Party B: Chailease Finance Co., Ltd.

Representative: Feng-Long Chen

Address: 8F-12F, No. 362 Ruiguang Road, Neihu District, Taipei, Taiwan

Execution Date: October 5, 2017